Exhibit 10.9

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

November 7, 2013

Visterra, Inc.

One Kendall Square

Suite B3301

Cambridge, MA 02139

Re: Strategic Relationship between the Bill & Melinda Gates Foundation and Visterra, Inc.

Ladies and Gentleman:

This amended and restated letter agreement (including all appendices and attachments hereto, the “Letter Agreement”) is entered into on November 7, 2013 and effective as of September 12, 2012, in connection with the investment by the Bill & Melinda Gates Foundation (the “Foundation”), a Washington charitable trust that is a tax-exempt private foundation, of a total of six million and eight hundred thousand dollars ($6,800,000) for Series A Preferred Stock of Visterra, Inc. (the “Company”) at the per share price of $1.00 (the “Foundation Investment”). This Letter Agreement replaces the letter agreement, dated September 12, 2012, between the Company and the Foundation in its entirety. The Foundation is making the Foundation Investment in accordance with the provisions of the investment documents executed in connection with the closing of the supplemental Series A Preferred Stock offering (“Supplemental Closing”), including, without limitation, the Amended and Restated Series A Convertible Preferred Stock and Warrant Purchase Agreement, dated as of September 12, 2012, between the Company and certain persons and entities listed therein (as amended from time to time, the “Series A Stock Purchase Agreement”) and related documents, in each case as amended from time to time (collectively, the “Investment Documents”). As further detailed in the Investment Documents, the Foundation Investment will be made in three tranches (each a “Tranche”), with the first tranche of two million, two hundred and ninety thousand dollars ($2,290,000) delivered on the initial Supplemental Closing, and each of the second tranche of two million and seven hundred and ten thousand dollars ($2,710,000) and the final tranche of one million and eight hundred thousand dollars ($1,800,000) due and payable as specified in the Series A Stock Purchase Agreement. Capitalized terms not defined herein shall have the same meanings given to them in the Investment Documents.

In consideration of the Foundation making the Foundation Investment on the terms and conditions stated herein and in the Investment Documents, and for other good and valuable consideration, the undersigned hereby irrevocably agree as follows:

1	Charitable Purposes and Use of Funds

The Foundation is making the Foundation Investment as a “program-related investment” within the meaning of Section 4944(c) of the U.S. Internal Revenue Code (the “Code”). The Foundation’s primary purpose in making the Foundation Investment is to further significantly the accomplishment of the Foundation’s charitable purposes, including the relief of the poor and

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distressed or of the underprivileged, the advancement of science, or the promotion of health by seeking to (i) address global health challenges that disproportionately impact developing countries, and (ii) increase the access of poor and distressed individuals and families in the developing world to life-saving and other important vaccines and drugs that can improve their health care (collectively, the “Charitability Requirement”).

The Company agrees to use the proceeds from the Foundation Investment (1) for the [**] Program (as defined below) to the extent set forth below, and (2) to generally further develop the Company’s proprietary platform useful for understanding and characterizing proteins as ‘networks’ of amino acids, enabling the identification of unique epitopes – critical to structure and function and the directed design of antibodies against these target epitopes (the “Platform Technology”). For clarity, the Platform Technology shall only include intellectual property owned or controlled by the Company and the Company will retain all rights to use the Platform Technology to develop any product as it sees fit, subject to compliance with the Global Access Commitments described below.

In addition, the Company agrees to use a minimum of $[**] specifically to fund the development of [**] protein and potential vaccines and therapeutics (the “[**] Program”) as outlined in Appendix 1, attached hereto, which may include vaccines and therapeutics under development by Foundation partners, to the extent mutually agreed by the Company, the Foundation and such partners. The scope of work for the [**] Program will be as specified in Appendix 1. Within [**] months following the delivery by the Foundation of each Tranche, the Company agrees to provide a report to the Foundation detailing the progress achieved to date on the [**] Program certifying as to the costs and expenses incurred by the Company for the [**] Program for such [**] month period (the “[**] Program Report”). The Company is not required to segregate the proceeds of the Foundation’s investment from other Company funds.

The Foundation believes that the Platform Technology has potential broad application in a variety of Foundation Priority Areas (defined below), and that applications of and improvements to the Platform Technology, in conjunction with the Global Access Commitments described below, will achieve the Charitability Requirement. The Company understands and acknowledges that a primary organizational objective of the Foundation is to provide funding to support the development of drugs and vaccines to address diseases that have a disproportionate impact on people within developing countries, and to ensure that such products can be made available and accessible at reasonable cost and with all due speed to people within developing countries (the “Global Access Objectives”). The Foundation is forming a strategic relationship with the Company in order to further the Global Access Objectives by ensuring (i) access to the Platform Technology for application to products in Developing Countries (defined below), (ii) access to Disease Information that may be requested by the Foundation and (iii) that resulting products are available and accessible at reasonable cost to people within Developing Countries, in particular, all as set forth in this Letter Agreement. For the purposes of this Letter Agreement, “Developing Countries” means those countries listed on the attached Appendix 2, which list may be modified from time to time by mutual agreement between the Foundation and the Company. The Foundation and the Company shall in good faith discuss the appropriate allocation and coordination of commercial distribution rights in Developing Countries that have both public and private markets, while ensuring that the Global Access Objectives in Developing Countries are achieved. “Developed World” means all countries not included in the definition

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of Developing Countries. “Disease Information” means information generated by the Company or its research contractors related generally to diseases within Foundation Priority Areas, and shall specifically exclude the Platform Technology.

The Foundation has identified certain areas of global health as underinvested or disproportionately impacting poor and vulnerable populations. For purposes of this Letter Agreement, these areas are called “Foundation Priority Areas” and are currently the following: rotavirus, cholera, typhoid, Escherichia coli, shigella, hepatitis A & E, geohelminths, HIV/AIDS, malaria, pneumonia causing infectious diseases (including respiratory syncytial virus), tuberculosis, polio, meningitis, measles, diphtheria, tetanus, pertussis, influenza, Japanese encephalitis, dengue, African trypanosomiasis, visceral leishmaniasis, Guinea worm, onchocerciasis, lymphatic filariasis, cysticercosis, schistosomiasis, trachomoa, soil-transmitted helminthes, and human papillomavirus. The list of Foundation Priority Areas may be modified from time to time by mutual agreement between the Foundation and the Company

2	Global Access Commitments

The following paragraphs ensure satisfaction of the Global Access Objectives and represent the Company’s “Global Access Commitments.” Subject to the provisions of this Letter Agreement, the Company will not grant to a third-party any rights to or enter into any arrangements with respect to, the Platform Technology that would prohibit, prevent or otherwise significantly restrict the Company (or any acquirer of the Platform Technology) from fulfilling these Global Access Commitments.

(a)	Unfunded Development Programs:

Other than with respect to the [**] Program and the Future Development Programs (which are addressed in subsection (c)), the Company hereby grants to the Foundation non-exclusive, sub-licensable license rights to any antibodies and Disease Information requested by the Foundation that the Company or its research contractors discover in Foundation Priority Areas within the longer of twelve (12) months following the consummation of a Sale Transaction (as such term is defined below) and the three (3) year period following the payment of the last Tranche of the Foundation Investment, including, for the avoidance of doubt, but not limited to, the Visterra Influenza Antibody. The foregoing non-exclusive license may be used worldwide by or on behalf of the Foundation (or Foundation–funded entities) and their respective sublicensees, in connection with (i) research and development (ii) manufacture, and (iii) regulatory approval processes so long as the principal focus of such activities is to ensure satisfaction of the Global Access Objectives in Foundation Priority Areas. Any product that arises from or is subject to such research, development and manufacturing activities may only be sold or distributed by or on behalf of the Foundation (or Foundation-supported Entities or sublicensee) in Developing Countries in Foundation Priority Areas without any milestone payments, royalties or other monetary or non-monetary restrictions imposed. For the purposes of this Letter Agreement, a “Foundation-supported Entity” is a third party receiving funding from the Foundation, is collaborating with the Foundation, or both, for the purpose of accomplishing Global Access Objectives.

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The Foundation will notify the Company in writing if it desires to receive Disease Information. The Company will provide such Disease Information promptly to the Foundation and in a form and format to be mutually agreed. In the event the Company reasonably determines, in its good faith judgment, that any such Disease Information is confidential information of the Company, it shall be eligible for protection as provided for in a confidentiality agreement to be negotiated between the Company and the Foundation.

The Company will notify the Foundation in writing of the Company’s (alone or through a third party) intended development or commercialization of antibodies in the Foundation Priority Areas (other than with respect to the [**] Program and the Future Development Programs, which are addressed in subsection (c)).

In the event that the Company (alone or through a third party) is developing and commercializing the same antibodies in the Developed World as the Foundation (alone or through a third party) is developing, the Foundation and the Company agree to notify each other of such activities and, to the extent feasible, coordinate all activities with each other to ensure no negative impact on the research, development and commercialization of such antibodies being undertaken by the other party in the Developed World or Developing Countries, as the case may be. Notwithstanding the foregoing, (i) each of the Company and the Foundation shall have ultimate decision-making authority over such development and commercialization activities but shall consider in good faith the views of the other party, and (ii) if the Company is developing and/or commercializing any such antibodies with a major biopharmaceutical company (defined as a company which, together with its affiliates, had annual revenues in excess of $[**] in its latest fiscal year), and such biopharmaceutical company, in good faith, believes that such activities would have a negative impact on its development and commercialization of such antibodies, the Company shall provide written notice to the Foundation, and the Foundation, the Company and such biopharmaceutical company shall meet to discuss the issues raised by the biopharmaceutical company and such parties shall develop, acting in good faith, a written plan to resolve such issues. For the purpose of clarity, the Company and the Foundation agree that the sale or distribution of such antibodies or vaccines, therapeutics or other products embodying such antibodies at low or zero price in Developing Countries is consistent with the Global Access Objectives and does not and will not negatively impact commercialization of such antibodies, provided that the Foundation exercises diligent efforts to prevent the sale and distribution in the Developed World of antibodies intended for sale and distribution in Developing Countries.

Notwithstanding the foregoing, in the event that the Company intends to enter into an agreement with a major biopharmaceutical company (as defined above), with a demonstrable corporate commitment to serving patients in Developing Countries and a clear written plan for achieving the Global Access Objectives, for the development and commercialization of products in one or more Foundation Priority Areas in a manner consistent with the Global Access Objectives, upon written request of the Company, the Foundation shall relinquish its non-exclusive rights in the applicable Foundation Priority Area(s). The Company shall provide the Foundation with the applicable provisions of the agreement with such third party relating to the Global Access Objectives and shall consider in good faith suggestions from the Foundation relating to such agreement. Moreover, the Company shall report (or cause such third party to report) to the Foundation on a semi-annual basis regarding the progress of the Company and

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such third party in connection with the Global Access Objectives in such Foundation Priority Area(s). If the Foundation believes that the Global Access Objectives are not being met, it shall provide notice to the Company, and the Foundation, the Company and such third party shall meet to discuss the issues raised by the Foundation and such parties shall develop, acting in good faith, a written plan to resolve such issues. The non-exclusive rights in the applicable Foundation Priority Area(s) specified in this section shall be considered to be in force in favor of the Foundation if and when the agreement between the Company and such major biopharmaceutical company is terminated.

(b)	Funded Development Programs:

Currently, the [**] Program is the only Funded Development Program. Subject to additional financial support from the Foundation and on more specific terms to be determined in connection with each program, which terms must be mutually acceptable to both the Company and the Foundation, the Company will use the Platform Technology for antibody discovery efforts in mutually agreed upon Foundation Priority Areas, including, in particular, dengue and, potentially, further [**]-related programs (the “Future Development Programs”).

(c)	[**] Program/Future Development Programs:

(i) Election: With respect to the [**] Program and any Future Development Program (each, a “Program”) (on a Program-by-Program basis) the Company and the Foundation will mutually decide either (A) that the Company (alone or through a third party) will accomplish the Global Access Objectives for such Program as provided in subsection (ii) below (the “Diligence Election”), or (B) to provide the Foundation with the rights set forth in subsection (iii) below for such Program (the “Rights Grant Election”). Unless otherwise provided for in Appendix 1 or in similar appendices or documents pertaining to any Future Development Program, the Company and the Foundation shall make such election for each Program on or before the completion of the first Phase 2 clinical trial in such Program, provided that if the Company and Foundation are unable to agree, in good faith, on such an election for such Program within such timeframe, then the Company shall have the right to unilaterally make such election and shall notify the Foundation of such election in writing within thirty (30) days of making such election. In making such election, the Company shall consider in good faith the Foundation’s views on such Program.

(ii) Diligence Election: If the Diligence Election is made for a Program, the Company (alone or through a third party) shall use Reasonable Efforts to develop and commercialize at least one (1) product arising from such Program in Developing Countries in a manner consistent with the Global Access Objectives. The Company shall report to the Foundation on a semi-annual basis regarding the progress of the Company and any partners/licensees in connection with the applicable Program. In the event the Company discontinues work to develop and commercialize the product, or fails to exercise Reasonable Efforts to do so, the provisions of Sections 2(c)(iii) and (v) shall apply. As used herein, the term “Reasonable Efforts” means efforts that (a) are consistent with the Global Access Objectives and (b) would typically be devoted to the diligent research, development and commercialization of products in the Developing Countries that have attributes similar to those of the potential products in the applicable Program, including scientific attributes, safety and efficacy, product

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profile, availability of competitive products, proprietary position, regulatory pathways and manufacturing and cost considerations, all in the context of the Global Access Objectives. Efforts by partners or licensees of the Company shall be considered to constitute efforts by the Company.

(iii) General Provisions Governing Rights Grant Election: If the Rights Grant Election is taken, the following general provisions shall apply to the applicable Program:

A.	Any antibodies that the Company controls wholly or in part relating to such Program (together with any applicable Platform Technology necessary to develop or commercialize such antibodies) may be used on a non-exclusive, worldwide basis (except as provided in subsection (iv)) by or on behalf of the Foundation (or Foundation-supported Entities) and their respective sublicensees in research, development, manufacture, sale, distribution, and regulatory approval processes in Foundation Priority Areas with respect to products arising out of such Program, without any milestone payments, royalties or other monetary or non-monetary restrictions imposed.

B.	The Company agrees to use reasonable efforts to enable the Foundation, Foundation-supported Entities or others engaged in work on the Program on behalf of the Foundation to exercise their non-exclusive rights to use intellectual property in the manner provided for in Sections 2(c)(iii) and (iv). Such steps may include, as required, licensing of relevant intellectual property or agreements to not assert such intellectual property.

(iv) Company Continues Program Activities Post-Election: In the event the Company (alone or through a third party) continues to develop or commercialize a product after the Rights-Grant Election, products arising out of such Program may be sold or distributed by or on behalf of the Foundation (or Foundation-supported Entities) worldwide in Foundation Priority Areas in a manner that furthers the Global Access Objectives. The Foundation hereby grants to the Company non-exclusive license rights (with rights to sublicense) to any product that arises from or is subject to such research, development and manufacturing activities by or on behalf of the Foundation (“Foundation Products”) for research, development, manufacturing, regulatory approval processes, sale and distribution world-wide without any milestone payments, royalties or other monetary or non-monetary restrictions imposed on the Company (or any of its licensees or sublicensees) by the Foundation. In the event that the Company (alone or through a third party) is developing and commercializing the same product in the Developed World as that being sold or distributed by the Foundation in Developing Countries, the Foundation and the Company will, to the extent feasible, coordinate all activities with each other to ensure no negative impact on the research, development and commercialization of such Foundation Product by the Company or the Foundation in the Developed World or Developing Countries, respectively. For the purpose of clarity, the Company and the Foundation agree that the sale or distribution of such a product at low or zero prices in Developing Countries is consistent with the Global Access Objectives and would not negatively impact commercialization of such antibodies, provided that the Foundation exercises diligent efforts to prevent the sale and distribution in the Developed World of Foundation Products intended for sale and distribution in Developing Countries. In the event the Company discontinues Program activities to develop and commercialize the product or

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fails to exercise Reasonable Efforts to do so, the provisions of Sections 2(c)(iii) and (v) shall apply.

(v) Company Discontinues Program Activities Post-Election: In the event that the Company (alone or through a third party) does not continue to develop or commercialize at least one product from a Program after a Rights-Grant Election, the Products from such Program may be sold or distributed by or on behalf of the Foundation or Foundation-supported Entities, and each of their respective licensees), exclusively world-wide. Sales and distribution in Developing Countries in Foundation Priority Areas will be on terms and conditions that meet the Global Access Objectives.

(vi) Third Party Costs: The Foundation shall be solely responsible for all costs and liabilities arising out of its exercise of the licenses granted under Section 2 of this Letter Agreement, including all costs for intellectual property licenses. The Foundation agrees that it will, as a condition to the grant of any sublicense, obtain agreement by its sub-licensees to indemnify the Company for all costs, liabilities and expenses arising from the conduct of activities by or on behalf of such sub-licensees in exercising such sub-licenses.

3	Obligations in the Event of Acquisition of Platform Technology or Company by Another

In the event the Platform Technology is acquired directly or through an acquisition of the Company by a third party, the Global Access Commitments applicable to the Company’s Platform Technology (and intellectual property rights and proprietary information owned or controlled by the Company and developed in the course of and resulting from any Funded Development Program subsequently entered into by the Company and the Foundation) in existence at the time of the acquisition (and the licenses granted to the Foundation under this Letter Agreement) will survive and be assumed by the acquirer.

4	Withdrawal Right

The withdrawal right described in this section will be triggered only as a result of actions taken by the Company that are inconsistent with restrictions herein on the use of funds from the Foundation Investment or related U.S. tax obligations, including without limitation the requirements set forth in Sections 5 and 8 below, or are in material breach of the Global Access Commitments (a “Material Breach”) provided that for the avoidance of doubt the parties agree that a breach of the Global Access Commitments that could reasonably result in the Foundation Investment failing to qualify as a “program related investment” under the Code will constitute a material breach of the Global Access Requirements. For the avoidance of doubt, the withdrawal right will not be triggered by the inability, for technical or scientific reasons, to successfully develop vaccines and other products for Foundation Priority Areas, so long as the Company has not materially breached its obligations under this Letter Agreement.

In the event the Company fails to comply with the restrictions on the use of funds from the Foundation Investment, or the other related U.S. tax obligations set forth herein or is in Material Breach (a “Charitability Default”), the Foundation will have the rights set forth below (the “Withdrawal Right”). Each party agrees to promptly notify the other party in writing of

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the occurrence of such event and the Company shall thereafter provide to the Foundation a proposed strategy to remedy the Charitability Default.

If the Company fails to cure the Charitability Default within [**] days of receipt of the above described notice, the Company shall have the obligation to (i) redeem all of the Series A Preferred Stock held by the Foundation or any Common Stock held by the Foundation issued upon conversion of the Series A Preferred Stock (collectively, the “Foundation Stock”), provided that such redemption shall be made only to the extent permitted by applicable law and not to the extent that it renders the Company insolvent or causes the Company to be in material breach of a third party financial covenant or contractual obligation, or (ii) locate a third party that will purchase the Foundation Stock. If the Company is unable to redeem all of the Foundation Stock, and no third party purchases the Foundation Stock, then the Company shall use its best efforts to effect the Withdrawal Right, consistent with the Code and applicable law, as soon as practicable. During the period when the Company is unable to exercise its obligation to redeem or find a purchaser of the Foundation Stock, the Company shall not pay dividends on any of its capital stock, redeem the capital stock of any other stockholder of the Company or otherwise make any other distribution to any other stockholder of the Company. Upon the transfer of any Foundation Stock to any one or more transferees that are tax-exempt organizations as described in Section 501(c)(3) of the Code, the Foundation may assign to any such transferee all of its rights attached to such Foundation Stock.

For redemption or purchase by a third party, Foundation Stock shall be valued at the greater of the Original Purchase Price or the fair market value thereof as determined in good faith by the Board of Directors of the Company. If the Foundation disagrees with such Board determination, it may seek an independent appraisal, in which case the then current fair market value of the Foundation Stock shall be determined by a mutually agreed upon (such agreement not unreasonably withheld) third-party appraiser. The Foundation shall be responsible for the payment of the appraisal fees.

If the Foundation’s shares are sold or redeemed due to a Charitability Default, commencing upon the date of such sale or redemption, the Foundation or a Foundation Affiliate will have a twelve (12) month look back right by which, in the event of (i) a sale of all or substantially all of the shares of the Company, or a sale of all or substantially all of its assets (“Sale Transaction”), that results in cash proceeds, or (ii) upon the closing of a firmly underwritten public offering (“Public Offering”) of shares of Common Stock of the Company pursuant to a registration statement under the Securities Act of 1933, as amended (“Securities Act”), representing a per share valuation for the Company in excess of 200% of the valuation used for the sale or redemption of the Foundation Stock from the Foundation, the Foundation will receive compensation equal to the excess of what it would have received in such transaction if it still held the Foundation Stock at the time of such Sale Transaction or Public Offering over what it actually received in the sale or redemption of the Foundation Stock had the Charitability Default not occurred.

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5	Required Reporting

In addition to any and all reports required to be delivered to the Foundation under the Investment Documents, the Company shall furnish, or cause to be furnished, to the Foundation the following reports and certifications:

a. Within ninety days after the end of the Company’s fiscal year during which the Foundation owns any shares in the Company, a certificate from the Company signed by an officer or director of the Company and substantially in the form attached to this Letter Agreement, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the immediately preceding fiscal year, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments and, if applicable for the period, the [**] Program Report;

b. Within ninety days after the end of the Company’s fiscal year during which the Foundation ceases to own any shares in the Company, a certificate from the Company signed by an officer or director of the Company and substantially in the form attached to this Letter Agreement, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the term of the Foundation Investment, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments and, if applicable for the period, the [**] Program Report;

c. Any other information respecting the operations, activities and financial condition of the Company as the Foundation may from time to time reasonably request to discharge any expenditure responsibility, within the meaning of Sections 4945(d)(4) and 4945(h) of the Code, of the Foundation with respect to the Foundation Investment, and to otherwise monitor the charitable benefits intended to be served by the Foundation Investment (which shall be at the Foundation’s expense); and

d. Full and complete financial reports of the type ordinarily required by commercial investors under similar circumstances, which requirement may be satisfied by the Company by delivery to the Foundation of the audits and reports specified in Section 6 of the Series A Stock Purchase Agreement (as it may be amended or restated). If the Company merges with, is acquired by or becomes a reporting company under the Securities Exchange Act of 1934, as amended, the filing of quarterly and annual reports with the S.E.C. shall be deemed to satisfy these financial reporting obligations. Notwithstanding the lead-in paragraph of Section 6.1 of the Series A Stock Purchase Agreement, so long as the Foundation owns any shares in the Company, the Company shall provide and deliver to the Foundation copies of the reports and audits specified in Section 6 of the Series A Stock Purchase Agreement.

All information included in the foregoing reports shall constitute the confidential information of the Company and shall be eligible for protection as provided for in a confidentiality agreement to be negotiated between the Company and the Foundation, subject to the right of the Foundation to disclose such information as may be required to satisfy its reporting requirements under the Code.

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6	Access to Records

The Company shall maintain books and records adequate to provide the information ordinarily required by commercial investors under similar circumstances and provide the Foundation access to such books and records. Such reports shall be maintained for a minimum of four years after the Foundation Investment has terminated.

7	Public Reports

The Foundation may include information about the Company in its periodic public reports to the extent such information is not confidential.

8	Prohibited Uses

The Company shall not expend any proceeds of the Foundation’s Investment to carry on propaganda or otherwise to attempt to influence legislation, to influence the outcome of any specific public election or to carry on, directly or indirectly, any voter registration drive, or to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office within the meaning of Section 4945(d) of the Code. The proceeds of the Foundation’s Investment shall not (i) be earmarked to be used for any activity, appearance or communication associated with the activities described in the foregoing sentence, nor (ii) be intended for benefit, and will not benefit, any person having a personal or private interest in the Foundation, including without limitation, descendants of the founders of the Foundation, or persons related to or controlled by, directly or indirectly, such private interests.

9	Disqualified Person

Neither the Company nor (to the best knowledge of the Company) any shareholder of the Company is a “disqualified person” with respect to the Foundation (as the term “disqualified person” is defined in Section 4946(a) of the Code). The Foundation does not, and one or more disqualified persons with respect to the Foundation do not, directly or indirectly, control the Company.

10	Promotion of Terrorist Activities

In compliance with the provisions of the Patriot Act and Executive Order 13224, the Company represents that it will not promote or support terrorist activities and that it will not provide any proceeds of the Foundation Investment to any entity or individual that promotes or engages in such activities.

11	Use of Name

The Foundation may include information on this investment in its periodic public reports and may make the investment public at any time on its web page and as part of press releases, public reports, speeches, newsletters and other public documents. Any announcement of the Foundation Investment by any other party, including the Company, its representatives, directors, stockholders and agents, or any investor, will require the Foundation’s prior written approval. Such parties shall also obtain the Foundation’s prior written approval for any other use

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of the Foundation’s name or logo in any respect; provided, however, that the Company may use the Foundation’s name for any uses that have been pre-approved in writing by the Foundation. Notwithstanding the foregoing, the Foundation’s name and logo will not be used by any party in any manner to market, sell or otherwise promote the Company, its products, services and/or business.

12	Entire Agreement; Modification

The terms and conditions set forth in this Letter Agreement are in addition to the provisions stated in the Investment Documents. No change, modification or waiver of any term or condition of this Letter Agreement shall be valid unless it is in writing, it is signed by the party to be bound, and it expressly refers to this Letter Agreement. In the event of a conflict, this Letter Agreement shall take precedence over any agreement or contract entered into by the Company and a third party and over any provisions in or modifications to the Company’s articles of incorporation, by-laws or similar corporate documents. The Company will not take any action or enter into any agreement or arrangement that is reasonably likely to prohibit, restrict or limit the Company from honoring the rights of the Foundation, or the obligations or commitments of the Company, under this Letter Agreement or any other Investment Document.

13	Authority

Each of the signatories below covenants, represents and warrants that he, she or it had all authority necessary to execute this Letter Agreement and that, on execution, this Letter Agreement will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties are required or necessary for this Letter Agreement to be so binding. This Letter Agreement shall be governed by the laws of the State of Delaware, excluding its conflicts of laws provisions.

14	Charitability Opinion

As a condition to making the Foundation investment, the Foundation must obtain a written legal opinion from its tax counsel (to be provided at the Foundation’s expense), that the Foundation Investment will qualify as a program-related investment under the Code.

15	Counterparts

This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be deemed to be and constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed on November 7, 2013, effective as of September 12, 2012.

Visterra, Inc.		Bill & Melinda Gates Foundation

By:	/s/ David Arkowitz	By:	/s/ Richard Henriques

Name:	DAVID ARKOWITZ	Name:	Richard Henriques

Title:	COO & CFO	Title:	Chief Financial Officer

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Appendix 1

Visterra [**] Workplan with BMGF

Contents

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 22 pages were omitted. [**]

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Addendum to [**] Workplan:

[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 5 pages were omitted. [**]

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Appendix 2

Developing Countries

Developing Country – A country eligible for GAVI support, plus Thailand and South Africa, currently including: Afghanistan, Bangladesh, Benin, Burkina Faso, Burundi, Cambodia, Cameroon, Central African Republic, Chad, Comoros, Democratic Republic of Congo, Côte d’Ivoire, Djibouti, East-Timor, Eritrea, Ethiopia, Gambia, Ghana, Guinea, Guinea Bissau, Haiti, India, Kenya, DPR Korea, Kyrgyz Republic, PDR Lao, Lesotho, Liberia, Madagascar, Malawi, Mali, Mauritania, Mozambique, Myanmar, Nepal, Nicaragua, Niger, Nigeria, Pakistan, Papua New Guinea, Rwanda, São Tomé e Príncipe, Senegal, Sierra Leone, Solomon Islands, Somalia, South Africa, Thailand, North Sudan, South Sudan, Tajikistan, Tanzania, Togo, Uganda, Uzbekistan, Viet Nam, Yemen, Zambia, and Zimbabwe.

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AMENDMENT 1

TO

AMENDED AND RESTATED

LETTER AGREEMENT

This Amendment 1, effective September 4, 2014 (the “Effective Date”), is to the amended and restated letter agreement entered into on November 7, 2013 and effective as of September 12, 2012 (the “Letter Agreement”), between Visterra, Inc. (the “Company”) and the Bill & Melinda Gates Foundation (“Foundation”), together, the Parties.

Pursuant to this Amendment, the Parties agree as follows;

1.	The Letter Agreement is hereby amended by replacing in its entirety the third full paragraph in Section 4., Withdrawal Right, of the Letter Agreement with the following:

If the Company fails to cure the Charitability Default within [**] days of receipt of the above described notice, the Company shall have the obligation to (i) redeem all of the Series A Preferred Stock held by the Foundation or any Common Stock held by the Foundation issued upon conversion of the Series A Preferred Stock (collectively, the “Foundation Stock”), provided that such redemption shall be made only to the extent permitted by applicable law and not to the extent that it renders the Company insolvent or causes the Company to be in material breach of a third party financial covenant or contractual obligation (including, without limitation, any prohibition on redemptions contained in that certain Loan and Security Agreement between the Company, Square 1 Bank and Oxford Finance, as it may be amended from time to time (the “Loan Agreement”)), or (ii) locate a third party that will purchase the Foundation Stock. In the event the Company redeems the Foundation Stock by incurring indebtedness to the Foundation (the “Foundation Debt”), the Foundation shall enter into a subordination agreement with the Company’s lenders under the Loan Agreement pursuant to which the Foundation Debt is subordinated to the Company’s indebtedness under the Loan Agreement to such lenders (the “Subordination Agreement”). The Subordination Agreement shall substantially be in the form agreed upon by lenders and the Foundation on or prior to the effective date of the Loan Agreement, attached to this amendment as Exhibit A. The Company shall repay the Foundation Indebtedness as soon as practicable and consistent with the terms of the subordination agreement. If the Company is unable to redeem all of the Foundation Stock, and no third party purchases the Foundation Stock, then the Company shall use its best efforts to effect the Withdrawal Right, consistent with the Code and applicable law, as soon as practicable. During the period when the Company is unable to satisfy its obligation to redeem or find a purchaser of the Foundation Stock, the Company shall not pay dividends on any of its capital stock, redeem the capital stock of any other stockholder of the Company or otherwise make any other distribution to any other stockholder of the Company. Upon the transfer of any Foundation Stock to any one or more transferees that are tax-exempt organizations as described in Section 501(c)(3) of the Code, the Foundation may assign to any such transferee all of its rights attached to such Foundation Stock.

2.	All other terms and conditions set forth in the Letter Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have signed this Amendment as of the Effective Date.

VISTERRA, INC.		BILL & MELINDA GATES FOUNDATION

By:	/s/ David Arkowitz	By:	/s/ Julie Sunderland
Name:	DAVID ARKOWITZ	Name:	Julie Sunderland
Title:	COO & CFO	Title:	Director, Program-Related Investments
Date:	Sept. 3, 2014	Date:	September 4, 2014

EXHIBIT A

SUBORDINATION AGREEMENT

This Subordination Agreement (the “Agreement”) is made as of                     , 2014, by and among                              (“Creditor”), OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314, in its capacity as Collateral Agent (as hereinafter defined) for the Lenders (as hereinafter defined), OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314, in its capacity as a Lender, and SQUARE 1 BANK, a North Carolina corporation with its principal office located at 406 Blackwell Street, Suite 240, Durham, NC 27701.

Recitals

A.	Pursuant to a Loan and Security Agreement (such agreement as it may be amended from time to time, the “Loan Agreement”), dated as of , among OXFORD FINANCE LLC (in its capacity as Collateral Agent for the Lenders (the “Collateral Agent”), the Lenders from time to time a party thereto, including, without limitation, Oxford Finance LLC and Square 1 Bank (each a “Lender” and collectively the “Lenders”), and V1STERRA, INC., a Delaware corporation with an office located at One Kendall Square, Suite B3301, Cambridge, MA 02139 (“Borrower”), Borrower has requested and/or obtained certain loans or other credit accommodations from Lenders to Borrower which are or may be from time to time secured by assets and property of Borrower.

B.	Creditor has extended loans or other credit accommodations to Borrower, and/or may extend loans or other credit accommodations to Borrower from time to time.

C.	In order to induce Lenders to extend credit to Borrower and, at any time or from time to time, at Lenders’ option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to purchase or extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Lenders may deem advisable, Creditor is willing to subordinate: (i) all of Borrower’s indebtedness to Creditor (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations), whether presently existing or arising in the future (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to the Collateral Agent and/or the Lenders; and (ii) all of Creditor’s security interests, if any, to all security interests in Borrower’s property in favor of the Collateral Agent and/or the Lenders.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Creditor hereby acknowledges and agrees that (i) Creditor does not have any lien on or security interest in any property of Borrower, whether now owned or hereafter acquired, including, without limitation, the “Collateral” as defined in the Loan Agreement, (ii) Borrower is prohibited from granting to Creditor any lien on or security interest in any property of Borrower, whether now owned or hereafter acquired, including, without limitation, the Collateral and (iii) Creditor shall not take any lien on or security interest in any property of Borrower whether now owned or hereafter acquired, including without limitation, the Collateral. In furtherance of the foregoing, Creditor hereby subordinates to the Collateral Agent and the Lenders any security interest or lien that Creditor may have in any property of Borrower, including without limitation, the Collateral. Notwithstanding the respective dates of attachment or perfection of any security interest of Creditor and the security interest of the Collateral Agent and the Lenders, the lien and security interest of the Collateral Agent and the Lenders in any property of Borrower, whether now owned or hereafter acquired, including, without limitation, the Collateral, shall at all times be senior to the lien and security interest of Creditor.

2.

All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to the Collateral Agent and the Lenders now existing or hereafter arising, together with all costs of collecting such

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obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding, and all obligations under the Loan Agreement (the “Senior Debt”).

3.	Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Subordinated Debt or any property of Borrower, whether now owned or hereafter acquired, including, without limitation, the Collateral, nor will Creditor accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, until such time as (i) the Senior Debt is fully paid in cash, and (ii) the Lenders have no commitment or obligation to lend any further funds to Borrower, and (iii) all financing agreements among the Collateral Agent and the Lenders and Borrower are terminated. Nothing in the foregoing paragraph shall prohibit Creditor from converting all or any part of the Subordinated Debt into equity securities of Borrower which do not have any call, put or other conversion features that would obligate Borrower to pay any money (including the payment of any dividends or other distributions for so long as the Senior Debt remains outstanding) or deliver any other securities or consideration to the holder.

4.	Creditor shall hold in trust for the Collateral Agent and the Lenders and promptly deliver to the Collateral Agent in the form received (except for endorsement or assignment by Creditor where required by the Collateral Agent), for application to the Senior Debt, any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5.	In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and the Collateral Agent’s and the Lenders’ claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

6.	Until the Senior Debt is fully paid in cash and Lenders’ arrangements to lend any funds to Borrower have been terminated, Creditor irrevocably appoints the Collateral Agent as Creditor’s attorney-in-fact, and grants to the Collateral Agent a power of attorney with full power of substitution, in the name of Creditor or in the name of the Collateral Agent and/or the Lenders, for the use and benefit of the Collateral Agent and the Lenders, without notice to Creditor, to perform at the Collateral Agent’s option the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower:

(i)	To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if the Collateral Agent elects, in its sole discretion, to file such claim or claims;

(ii)	To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that the Collateral Agent deems appropriate for the enforcement of its rights hereunder.

7.	Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. By the execution of this Agreement, Creditor hereby authorizes the Collateral Agent and the Lenders to amend any financing statements filed by Creditor against Borrower as follows: “In accordance with a certain Subordination Agreement by and among the Secured Party, the Debtor and Oxford Finance LLC, in its capacity as Collateral Agent, the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interest of Oxford Finance LLC and the Lenders identified therein in all assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and Oxford Finance LLC and the Lenders.”

8.

Neither Borrower nor Creditor may amend the terms of any Subordinated Debt without the prior written consent of the Collateral Agent and the Lenders. Without limiting the foregoing, no amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of any security interest or lien that Creditor may have in any property of Borrower. By way of

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example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt. The Collateral Agent and the Lenders shall have the sole and exclusive right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of any of the property or assets of Borrower, including, without limitation, the Collateral, except in accordance with the terms of the Senior Debt. Upon written notice from the Collateral Agent of the Collateral Agent’s and the Lenders’ agreement to release its lien on all or any portion of the Collateral in connection with the sale, transfer or other disposition thereof by the Collateral Agent and the Lenders (or by Borrower with consent of the Collateral Agent and the Lenders), Creditor shall be deemed to have also, automatically and simultaneously, released any lien or security interest on such Collateral, and Creditor shall upon written request by the Collateral Agent, immediately take such action as shall be necessary or appropriate to evidence and confirm such release. All proceeds resulting from any such sale, transfer or other disposition shall be applied first to the Senior Debt until payment in full thereof, with the balance, if any, to the Subordinated Debt, or to any other entitled party. If Creditor fails to release any lien or security interest as required hereunder, Creditor hereby appoints the Collateral Agent as attorney in fact for Creditor with full power of substitution to release Creditor’s liens and security interests as provided hereunder. Such power of attorney being coupled with an interest shall be irrevocable.

9.	All necessary action on the part of Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of Creditor hereunder has been taken. This Agreement constitutes the legal, valid and binding obligation of Creditor, enforceable against Creditor in accordance with its terms. The execution, delivery and performance of and compliance with this Agreement by Creditor will not (i) result in any material violation or default of any term of any of the Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (ii) violate any material applicable law, rule or regulation.

10.	If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by the Collateral Agent or the Lenders for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to the Collateral Agent all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Creditor, the Collateral Agent and the Lenders may take such actions with respect to the Senior Debt as the Collateral Agent and the Lenders, in their sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No such action or inaction shall impair or otherwise affect the Collateral Agent’s and the Lenders’ rights hereunder.

11.	This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of the Collateral Agent and the Lenders. This Agreement shall remain effective until terminated in writing by the Collateral Agent. This Agreement is solely for the benefit of Creditor and the Collateral Agent and the Lenders and not for the benefit of Borrower or any other party. Creditor further agrees that if Borrower is in the process of refinancing any portion of the Senior Debt with a new lender, and if the Collateral Agent and/or the Lenders makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

12.	Creditor hereby agrees to execute such documents and/or take such further action as the Collateral Agent and the Lenders may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by the Collateral Agent.

13.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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14.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles. Each party hereto submits to the exclusive jurisdiction of the state and federal courts located in New York, New York in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement. CREDITOR, COLLATERAL AGENT, AND EACH LENDER WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by the Collateral Agent, the Lenders or Borrower in entering into this Agreement and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by Creditor, the Collateral Agent, and each Lender.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

OXFORD FINANCE LLC, as Collateral Agent

By:

Name:

Title:

5

OXFORD FINANCE LLC, as a Lender

By:

Name:

Title:

SQUARE 1 BANK, as a Lender

By:

Name:

Title:

6

CREDITOR: [ ]

By:

Name:

Title:

7

The undersigned approves of the terms of this Agreement.

BORROWER: VISTERRA, INC.

By:

Name:

Title:

8

AMENDMENT 2

TO

AMENDED AND RESTATED

LETTER AGREEMENT

This Amendment 2, effective October 28, 2014 (the “Effective Date”), is to the amended and restated letter agreement entered into on November 7, 2013, amended as of September 4, 2014 and effective as of September 12, 2012 (the “Letter Agreement”), between Visterra, Inc. (the “Company”) and the Bill & Melinda Gates Foundation (“Foundation”), together, the Parties.

Pursuant to this Amendment, the Parties agree as follows:

1.	The Letter Agreement is hereby amended by replacing in its entirety the third full paragraph on page four of the Letter Agreement with the following:

In the event the Company (alone or through a third party) is developing and commercializing the same antibodies in the Developed World as the Foundation (alone or through a third party) is developing, the Foundation and the Company agree to notify each other of such activities and, to the extent feasible, coordinate all activities with each other to ensure no negative impact on the research, development, and commercialization of such antibodies being undertaken by the other party in the Developed World or Developing Countries, as the case may be. Notwithstanding the foregoing, (i) each of the Company and the Foundation shall have ultimate decision-making authority over such development and commercialization activities but shall consider in good faith the views of the other party, and (ii) if the Company is developing and/or commercializing any such antibodies with a biopharmaceutical company, and such biopharmaceutical company, in good faith, believes that such activities would have a negative impact on its development and commercialization of such antibodies, the Company shall provide written notice to the Foundation, and the Foundation, the Company and such biopharmaceutical company shall meet to discuss the issues raised by the biopharmaceutical company and such parties shall develop, acting in good faith, a written plan to resolve such issues. For the purpose of clarity, the Company and the Foundation agree that the sale or distribution of such antibodies or vaccines, therapeutics or other products embodying such antibodies at low or zero price in Developing Countries is consistent with the Global Access Objectives and does not and will not negatively impact commercialization of such antibodies, provided that the Foundation exercises diligent efforts to prevent the sale and distribution in the Developed World of antibodies intended for sale and distribution in Developing Countries.

2.	The Letter Agreement is hereby further amended by replacing in its entirety the paragraph which bridges page four and page five of the Letter Agreement with the following:

Notwithstanding the foregoing, in the event that the Company intends to enter into an agreement with a major biopharmaceutical company (defined as a company which, together with its affiliates, had annual revenues in excess of $[**] in its latest fiscal year; provided that such $[**] annual revenue requirement will not apply in the case of a biopharmaceutical company that intends to develop and commercialize a product for dengue fever with the Company), with a demonstrable corporate commitment to serving patients in Developing Countries and a clear written plan for achieving the Global Access Objectives, for the development and commercialization of products in one or more Foundation Priority Areas in a manner consistent with the Global Access Objectives, upon written request of the Company, the Foundation shall relinquish its non-exclusive rights in the applicable Foundation Priority Area(s). The Company shall provide the Foundation with the applicable provisions of the agreement with such third party relating to the Global Access Objectives and shall consider in good faith suggestions from the Foundation relating to such agreement. Moreover, the Company shall report (or cause such third party to report) to the Foundation on a [**] basis regarding the progress of the Company and such third party in connection with the Global Access Objectives in such Foundation Priority Area(s). If the Foundation believes that the Global Access Objectives are not being met, it shall provide notice to the Company, and the Foundation, the Company and such third party shall meet to discuss the issues raised by the Foundation and such parties shall develop, acting in good faith, a written plan to resolve such issues. The non-exclusive rights in the applicable Foundation Priority Area(s) specified in this section shall be considered to be in force in favor of the Foundation if and when the agreement between the Company and such major biopharmaceutical company is terminated.

3.	All other terms and conditions set forth in the Letter Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have signed this Amendment as of the Effective Date.

VISTERRA, INC.		BILL & MELINDA GATES FOUNDATION

By:	/s/ Brian J. G. Pereira	By:	/s/ Julie Sunderland
Name:	Brian J. G. Pereira	Name:	Julie Sunderland
Title:	CEO	Title:	Director, Program-Related Investments
Date:	October 29, 2014	Date:	October 28, 2014